Exhibit 99.1

SHAREHOLDER NEWS

FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES RECORD FISCAL FOURTH QUARTER AND RECORD
YEAR END RESULTS

NORCROSS, GA. (August 3, 2005) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal fourth quarter and year ended May 31, 2005 and provided updated guidance for the fiscal year 2006.

Revenue for the fiscal fourth quarter was a record $42.1 million, up 39.2% from $30.2 million in the same period last year.  Of the $11.8 million total increase in revenues, approximately $9.8 million came from price increases, approximately $1.5 million came from volume increases, and $0.5 million came from the effect of the change in the Euro exchange rate. The impact of a recent change in interpretation of EITF Issue No. 00-21 reduced revenues by $2.6 million.  Gross margin (i.e., gross profit as a percent of sales) improved during the quarter to 64.4% up from 56.7% in the prior year quarter. This increase was driven by price increases in the United States, increased sales of Capture® products, and increased manufacturing efficiencies due in part to the consolidation of the manufacture of red blood cell products into the Norcross facility.

Net income for the fourth quarter was a record $9.2 million versus net income of $3.4 million for the same quarter last year. Diluted earnings per share totaled $0.19 on 47.7 million weighted average shares outstanding compared to $0.07 on 47.4 million weighted average shares outstanding for the same quarterly period last year. Prior year share and per share amounts have been adjusted to reflect the 3-for-2 stock splits affected in the form of 50% stock dividends which were distributed on July 16, 2004 and December 13, 2004.

Revenues from the sale of instruments totaled $2.6 million in the fourth quarter of fiscal 2005, slightly higher than the $2.5 million in the fiscal 2004 fourth quarter.  Instrument revenues are very irregular due to the long sales cycle. The backlog of purchase orders received and instruments installed at customers sites but not yet recorded as revenue was $6.5 million as of May 31, 2005, significantly higher than the $1.9 million reported as of the end of the third quarter of fiscal 2005 due primarily to increased sales of Galileo® instruments.

Reagent gross margin grew to 74.1% during the fourth quarter of fiscal 2005 compared to 60.5% in the same period last year.  The previously mentioned price increases and manufacturing efficiencies were responsible for this improvement.

Research and development expenses decreased slightly for the quarter as compared to the same quarter last year.  Spending on the development of the Galileo Echo™ (formerly referred to as the “G3”) — our new third generation instrument targeted for the small- to medium-sized hospital market — was $0.3 million for the fourth quarter as compared to $0.4 million for the same quarter in the prior year.

Selling and marketing expenses for the quarter ended May 31, 2005 decreased slightly, $0.2 million, over the same period ended May 31, 2004, due to expense controls.

General and administrative expenses for the quarter ended May 31, 2005, rose by approximately $2.1 million over the quarter ended May 31, 2004.  Higher audit and consulting fees, due in large part to Sarbanes-Oxley Section 404 internal control assessment, contributed $1.3 million to the overall rise in these expenses. The quarter increase was due in part also to legal and professional fees of approximately $0.3 million associated with the previously-announced investigation by public prosecutors in Milan, Italy and the internal investigation initiated by the Company in response to the Italian investigation.

For the year ended May 31, 2005, revenues totaled a record $144.8 million, a 28.6% increase over the prior year.  Net income was $24.9 million, a $12.3 million increase over the prior year. Diluted earnings per share totaled $0.52 on 47.6 million weighted average shares outstanding for the year ended May 31, 2005 as compared to diluted earnings per share of $0.27 on 47.0 million weighted average shares outstanding for the prior year.

“Overall we are very pleased with our results, particularly those for this last quarter of fiscal 2005,” said Edward L. Gallup, Chairman and Chief Executive Officer. “The fourth quarter represented another all-time record high for us in revenues, gross margin, income from operations, and net income.  Record highs in these areas were also achieved for the year ended May 31, 2005, with net income almost doubling from that of fiscal 2004. We continue to be excited about our Company’s future going into fiscal 2006 and beyond.”

Dr. Gioacchino De Chirico, President said, “Our strategies to grow our business in terms of both revenues and gross margin have been quite successful to date.  Demand for our Galileo® high volume instrument has continued to build in our primary markets. As of May 31, 2005, we have 251 Galileo® placements worldwide: 190 in Europe, 59 in North America and 2 in Japan.  We previously reported 11 placements in Japan but have learned that nine of the Galileo® instruments sold to our former Japanese distributor were either held in inventory or were being evaluated by potential customers.  These nine instruments are expected to be transferred to our new majority-owned affiliate – Immucor-Kainos, Inc. – by the end of the first quarter of fiscal 2006.”

Commenting further, Dr. De Chirico stated, “As of May 31, 2005, 191 of the 251 placed Galileo® instruments were generating reagent revenues.  Although we are quite pleased with the number of Galileo® instruments placed to date, we are disappointed in the length of time our customers are taking to validate these instruments. Based on feedback from our sales and technical support staffs, the significant lag time we are experiencing appears to be, in almost all cases, due to the customer’s lack of committed internal resources resulting from a lack of priority to validate in a timely manner.  Therefore, we have adopted two strategies to induce more timely instrument validation. First, we have agreed to contribute $3,000 to the education fund of any hospital who validates a Galileo® within 60 days after installation.  Second, all future instrument contracts will stipulate that shipment and billing of the committed reagent volumes will begin 60 days after installation, whether or not the instrument has been validated. We strongly believe these new strategies will achieve the desired results.  We are updating our fiscal 2006 revenue guidance to include the impact of the acquisition of Immucor-Kainos, Inc. – our new majority-owned subsidiary. Based on our current pricing plan as well as the impact of EITF Issue No. 00-21 and the delays encountered regarding Galileo® validations, we believe almost 58% of revenues and earnings will occur in the second half of the fiscal 2006.  The second half of fiscal 2006 will also include the full impact of the acquisition of Immucor-Kainos, Inc.”

Selected Highlights

• Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture® technology, increased $8.5 million, or 39.9%, from $21.3 million in the fourth quarter of 2004 to $29.8 million in the fourth quarter of 2005. Sales of Capture® products increased approximately $2.6 million to $8.5 million, a 44.1% increase over the prior year quarter.  Human collagen sales were $1.2 million during the quarter, an increase of $0.7 million over the prior year quarter.  The increase in fourth quarter collagen sales was due in part to sales of NouriCel — a by-product of human collagen; no such sales were included in the fourth quarter of the prior year.  The increase in the fourth quarter was also due in part to an adjustment regarding previously invoiced shipments for which quantity discounts were not earned.

• For the current fiscal year, sales of traditional reagent products were $99.2 million compared with $80.4 million in the prior year, an increase of 23.4%. Capture® product sales increased approximately $7.7 million to $29.6 million, an increase of 35.1% over the comparable 2004 period.  Human collagen sales were $3.5 million for the twelve months ended May 31, 2005, an increase of $3.0 million compared to the prior year period.

• The gross margin on traditional reagents was 72.2% for the current quarter, compared with 56.9% in the prior year quarter. This increase in gross margin is primarily due to price increases in the United States and increased efficiencies in manufacturing operations.  The gross margin on Capture® products was 80.6% for the current quarter, compared with 73.4% in the prior year quarter. The gross margin on human collagen sales was 56.8% during the quarter due to the pricing adjustment described above.

• Instrument revenues were $2.6 million in the fourth quarter of 2005 compared to $2.5 million in the fourth quarter of 2004. The gross margin on instruments, including the impact of the cost of providing service, was a negative 75.8% for the current quarter, compared to a positive 12.7% for the same quarter last year.  Instrument revenues and gross margins were negatively impacted by the application of EITF Issue No. 00-21  during the period.  The accounting treatment prescribed by this pronouncement resulted in a reduction of quarterly instrument revenues of $2.6 million which will be recognized as additional revenue and gross margin in future periods. This resulted in an approximate

2.1% reduction in overall gross margin.  Instrument revenue from the sale of most instruments sold in the United States is now being recognized over the term of the associated reagent contract which is usually five years.  Instrument revenues for the twelve months grew by approximately $2.7 million to $12.5 million, a 28.0% increase over the prior year period.  The cumulative effect of EITF Issue No. 00-21 was to defer instrument revenues of $3.8 million in fiscal 2005.

• The effect on revenues of the change in the Euro exchange rate was an increase of approximately $0.5 million for the fourth quarter of 2005.  The effect on net income of the change in the Euro exchange rate for this same period was minor for the quarter ended May 31, 2005.

• Distribution expenses increased only slightly for the fourth quarter of 2005 as compared to the prior year quarter due to the consolidation of the manufacture and distribution of the red cell product lines into a single facility.  Selling and marketing expenses decreased by $0.2 million.  General and administrative expenses increased by $2.1 million due primarily to the reasons discussed above.  The effect on total operating expenses of the change in the Euro exchange rate was an increase of $0.2 million for the quarter.

• Cash provided by operating activities reached $22.0 million during the fourth quarter of 2005 while free cash flow (cash provided by operating activities less cash used in investing activities) reached $18.1 million.  For the twelve months ended May 31, 2005 cash provided from operating activities was $41.5 million while free cash reached $34.4 million.

• The Company has continued to reduce its debt obligations during fiscal 2005.  Total debt obligations outstanding at May 31, 2005 were $6.3 million, which compared favorably with the $11.5 million outstanding at May 31, 2004.

2006 Outlook

The following guidance reflects Immucor’s expectations as of August 3, 2005 and is being provided so that the Company can discuss its future outlook during its upcoming conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its first quarter earnings announcement, which is tentatively planned for early October 2005.

The Company expects revenues for the fiscal year ended May 31, 2006 to range from $190.0 million to $204.0 million, an increase of approximately 31.2% to 40.9% over fiscal 2005 revenues.  Approximately $9.0 million of these revenues are expected to be contributed by Immucor-Kainos, Inc. Gross margin is expected to be in the range of 65% to 66%. Net income is expected to be in the range of $45.2 million to $50.0 million, an approximate 81.5% to 100.8% increase over fiscal 2005 net income.  We expect to generate record earnings per diluted share in the range of $0.95 to $1.05 for the fiscal year.  We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices; the continuing sales of ABS2000 in the United States; the continuing sales of the Galileo® instrument in Europe, Japan and the United States; the associated reagent growth associated with these instrument placements; the continuing sales of the human collagen product; and sales of products by Immucor-Kainos, Inc.

With respect to the operations of its foreign subsidiaries, the Company has assumed that there will be no significant change in foreign exchange conversion rates. With respect to operating expenses, the Company believes that professional fees associated with the ongoing Italian investigation may result in additional expense, up to approximately $2.0 million, during fiscal 2006, and that audit and Sarbanes-Oxley-related expenses will decline by approximately $1.2 million.

With respect to diluted earnings per share, the Company’s projection assumes that there will not be additional capital stock issued.

Immucor, Inc. will host a conference call August 3, 2005 at 11:00 a.m. (EDT) to review the results.  Investors are invited to participate in this conference call with Edward L. Gallup, Chairman and Chief Executive Officer; Dr. Gioacchino De Chirico, President; and Steven C. Ramsey, Vice President and Chief Financial Officer. The call will focus on the results for the fourth quarter, yearend and general business trends.  This earnings release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. Gallup, De Chirico or Ramsey during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us” and then click on “Investor Information.”

To participate in the telephone conference call, dial 1-888-790-1711 and passcode Blud. Replays of the conference call will be available for one week beginning at 1:00 PM on August 3rd by calling 1-800-891-8248.  Beginning August 10, 2005, audio of the conference call or a transcript of the audio will be available on the “Investor News” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, increased competition in the sale of instruments and reagents, the inability to hire and retain key managers, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates, changes in demand for the Company’s human collagen product, and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended		For the Year Ended
	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004

Net sales	$42,060,671	$30,212,512	$144,785,544	$112,557,916
Cost of sales	14,982,099	13,070,499	57,095,636	50,487,588
Gross profit	27,078,572	17,142,013	87,689,908	62,070,328

Research and development	1,045,851	1,154,102	4,367,260	3,749,158
Selling and marketing	4,557,465	4,775,582	17,729,962	16,181,987
Distribution	1,966,503	1,857,444	7,965,509	8,498,831
General and administrative	5,455,560	3,379,836	18,192,342	11,568,975
Amortization expense and other	102,651	93,079	699,235	369,361
Total operating expenses	13,128,030	11,260,043	48,954,308	40,368,312

Income from operations	13,950,542	5,881,970	38,735,600	21,702,016

Interest income	224,671	28,257	623,750	41,039
Interest expense	(148,158)	(80,512)	(661,641)	(881,527)
Other income (loss)	139,418	(7,340)	766,544	(597,959)
Total other	215,931	(59,595)	728,653	(1,438,447)

Income before income taxes	14,166,473	5,822,375	39,464,253	20,263,569

Income taxes	4,933,472	2,440,437	14,611,932	7,725,763

Net income	$9,233,001	$3,381,938	$24,852,321	$12,537,806

Earnings per share:

Per common share	$0.20	$0.08	$0.55	$0.28

Per common share - assuming dilution	$0.19	$0.07	$0.52	$0.27

Weighted average shares outstanding:

Basic	45,475,405	44,911,229	45,132,434	44,257,673

Diluted	47,708,668	47,399,349	47,566,764	46,993,949

IMMUCOR, INC.

Selected Consolidated Balance Sheet Items

	May 31, 2005	May 31, 2004
	(Unaudited)

Cash	$37,107,539	$15,697,082
Accounts receivable - trade	34,629,624	26,533,796
Inventory	21,836,412	20,160,858
Total current assets	100,469,295	68,623,081
Property and equipment - net	23,034,727	22,846,358
Total assets	157,200,054	124,416,827

Current portion - long-term debt, capital leases and lines of credit	4,617,409	5,842,578
Accounts payable	8,027,562	8,116,645
Total current liabilities	28,580,264	20,362,395
Long-term debt, capital leases, lines of credit and other liabilities	10,244,335	11,101,333
Shareholders’ equity	118,375,455	92,953,099